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                                                                 EXHIBIT 4.8

                                    STAR AGREEMENT
                       (SHORT TERM ACCOUNTS RECEIVABLE PROGRAM)

         This STAR Agreement is entered into by and between Sylvest Management Systems Corporation ("Dealer") and Deutsche Financial Services Corporation ("DFS"), as of this 17th day of September, 1996

         In the course of Dealer's business, Dealer sells various products ("Goods") to customers located within the United States ("Customers"). Dealer has requested that DFS finance its acquisition of certain Goods, acceptable to DFS in its sole discretion, and the accounts, contract rights and other forms of obligations for the payment of money due or to become due, from the bona fide sale and delivery of such Goods, in the regular course of Dealer's business, to the Customers to be identified on STAR Assignment Agreements which Dealer submits to DFS from time to time, ("the Receivables") on the following terms and conditions:

         1. ASSIGNMENT OF RECEIVABLES. Dealer hereby offers to assign the Receivables to DFS, together with all of Dealer's rights and guaranties with respect to the Receivables, including all rights of stoppage in transit, the right to file mechanics' and materialman's liens in DFS' name, and the right to sue for the unpaid balance due on the Receivables, together with the right, but not the duty, to complete the performance of any contract at DFS' option, and all other rights of an unpaid seller of Goods or services.

         2. CREDIT APPROVAL. DFS' obligation to finance any of the Goods and Receivables, and Dealer's assignment thereof, will be contingent upon DFS' issuance to Dealer of a STAR approval number. DFS may withdraw the STAR approval at any time prior to the "Shipment" of the Goods to a Customer. Shipment will be deemed to occur at the time Dealer parts with possession of the Goods in any way for the purpose of delivering them to a Customer, whether or not DFS has already accepted the assignment of such Receivable. Any approval number which DFS gives to a Dealer will be valid only for so long as the information which Dealer submits to DFS in seeking such approval remains unchanged. Any change in such information which has not had DFS' prior approval will automatically cancel any approval given. Dealer will inform DFS at all times of any changes of which Dealer may become aware in the status, address or creditworthiness of any Customer whose Receivable has been assigned to DFS.

         3. TRANSFER AND ACCEPTANCE OF RECEIVABLES. Dealer will execute and submit STAR Assignment Agreements to DFS (which agreements DFS will provide to Dealer from time to time) for DFS' acceptance or rejection thereof, in its sole discretion. Dealer's acceptance of all the terms and conditions set out in this Agreement will be deemed incorporated into each STAR Assignment Agreement which Dealer executes and delivers to DFS. Dealer hereby waives notice of acceptance of the STAR Assignment Agreements by DFS.

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         4.      WARRANTIES.  With respect to each STAR Assignment Agreement,
Dealer represents and warrants that: (a) the information contained in the STAR Assignment Agreement is correct and complete; (b) each Receivable assigned to DFS represents an actual, existing, bona fide sale and Shipment of Goods to the Customer, and will be legally enforceable against the Customer in full without any right of set-off, contra-account, retention, or other abatement; (c) each assigned Receivable is supported by a written purchase order from the Customer or a written confirming memorandum evidencing the sale of the Goods or services;
(d) the contract with the Customer identifies the Goods and the quantity of the Goods and the terms and currency of payment, which terms will not exceed sixty
(60) days from the date of delivery of the Goods, and that the contract is assignable by Dealer; (e) the obligations of the Customer are not evidenced by any note, chattel paper, or other negotiable instrument except as will be endorsed and delivered by Dealer to DFS; (f) each original invoice and all copies state Dealer's terms of sale and the required notice of assignment in the form specified by DFS; (g) promptly upon Dealer's receiving notice of a bona fide claim from the Customer or upon Dealer's receipt of returned Goods, Dealer will issue a credit memorandum in respect thereof; (h) without prejudice to anything contained herein, Dealer will pay any sum due from Dealer to the Customer not later than the due date; (i) Dealer is solvent; (j) the Receivables assigned to DFS have not been assigned or sold to any other person or entity, and Dealer will not assign, pledge or hypothecate the assigned Receivables to any other person or entity (k) Dealer will defend the assigned Receivables against all claims and demands; (l) Dealer has no interest, direct or indirect, in the Customer's business, nor has the Customer any interest in Dealer's business; (m) there are no proceedings or actions known to Dealer which are threatened or pending against Customer which might result in any material adverse change in such Customer's financial condition; and (n) Dealer will service the Goods in accordance with the terms of any agreement made with the Customer and in accordance with the terms of any warranty or service guaranty made by advertisement or otherwise.

         5. SECURITY INTEREST. Dealer hereby grants to DFS a security interest in, and right of set-off with respect to all of Dealer's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles, and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All of the above assets are defined pursuant to the provisions of Article 9 of the Uniform Commercial Code ("UCC") and hereinafter collectively referred to as the "Collateral." All of the foregoing will secure payment and performance of all of Dealer's obligations at any time owing to DFS, fixed or contingent, whether arising under this or any other agreement or by operation of law or otherwise (the "Obligations"). Dealer promises that the Receivables will be free from all claims and liens superior to DFS when assigned to DFS and that Dealer will obtain Subordination Agreements, in a form acceptable to DFS, from those creditors designated by DFS. DFS is irrevocably authorized at any time to charge to Dealer's account the amount of any or all of the Obligations. Dealer will execute and deliver to DFS such other documents and instruments, including, without limitation, UCC financing statements or amendments, as DFS may request from time to time.

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         6.      CUSTOMERS' PAYMENTS RECEIVED.  Any check, draft, note,
acceptance, or other money instrument or cash in payment of the Receivables assigned to DFS which is received by Dealer or to Dealer's order will be received by Dealer in trust for DFS and immediately turned over to DFS.

         7. INVOICE AND DELIVERY. Dealer will provide to DFS, at Dealer's expense, the evidence of the order for the Goods and the Shipment thereof and, where appropriate, delivery and receipt of the Goods or of performance of the services invoiced to the Customer. Dealer will pay all taxes, license fees, assessments and charges on the Goods when due. Dealer will be responsible for any loss to the Goods.

         8. RECORDS AND ACCOUNTS. Dealer certifies to DFS that the following address is the office at which Dealer's records relating to the Receivables are kept: 10001 Derekwood Lane, Lanham, Maryland 20706. Dealer will not change this address without first giving DFS prior written notice thereof.

         9. STAR ACCOUNTING PROCEDURE. Upon DFS' acceptance of the Receivables for financing following Dealer's delivery to DFS of any supporting documentation which DFS may require, including but not limited to, copies of Customer's signed purchase order, Dealer's invoice, proof of delivery, and any assignment notices and documents, DFS will remit to Dealer, upon DFS' receipt of payment of good funds from the Customer, the face amount of the Receivables assigned to DFS, less any taxes, freight, insurance and interest due DFS, together with the unpaid balance owed DFS on the financed Goods. DFS may also deduct from the amounts due Dealer any other amounts which Dealer owes to DFS. Dealer will immediately pay to DFS the amount of any credit memorandums which Dealer issues to a Customer.

         10. RECOURSE. Dealer will pay to DFS upon demand the unpaid balance due to DFS on any Receivable assigned to DFS if: (a) Customer fails to pay DFS any amount owed to DFS with respect to such Receivable when due, including, but not limited to, the payment of any disputed Receivable pursuant to the provisions of Section 11 herein; or (b) Dealer breaches any warranty or covenant which Dealer gives to DFS with respect to such Receivable in this Agreement or any other agreement between Dealer and DFS. The unpaid balance due DFS will equal the unpaid principal balance owed by the Customer plus any accrued interest and expenses incurred by DFS including, but not limited to, all attorneys' fees, court costs, collection charges, and all other expenses that DFS may incur to enforce payment of any Receivables. In addition, Dealer will pay interest to DFS at the STAR program rate, on any amount which Dealer owes to DFS hereunder from the date of DFS' demand to the date of DFS' receipt of Dealer's payment or DFS' deduction from any reserve or amounts which DFS owes to Dealer. DFS may, without in any way discharging Dealer's liability to DFS under this Section, grant time or other indulgence to or enter into any compromise with a Customer. DFS' reasonable exercise of or failure to exercise any rights or remedies under this Agreement or failure to collect any amounts due on the assigned Receivables will not relieve Dealer of Dealer's Obligations. Any obligation imposed on Dealer under this Section will not be affected by the existence, validity,

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

enforceability or perfection of any security interest lien, mortgage, assignment, consent, waiver, subordination or document with respect to the Customer nor the assertion of any dispute, set-off, counterclaim or deduction in connection with any such Receivables. If Dealer discharges in full any liability under this Section, DFS will reassign to Dealer the relevant Receivables. Any sum which DFS receives in respect to such Receivable after Dealer's payment will be remitted to Dealer or applied to any Obligations then due DFS.

         11. DISPUTES WITH CUSTOMERS AND DEDUCTION NOTICES. If a Customer raises any dispute regarding its liability to pay an assigned Receivable or any part thereof on its due date, DFS will send Dealer a letter describing the Customer's dispute. If the claim or dispute remains unresolved for thirty (30) calendar days following the date of DFS' letter, DFS will credit the Customer's account and Dealer will pay to DFS the unpaid balance owed to DFS with respect to such Receivable in accordance with Section 10 herein. Dealer will also immediately remit to DFS the amount of any credits or adjustments which Dealer gives to a Customer.

         12. APPLICATION OF CUSTOMERS' PAYMENTS. DFS may apply payments which DFS receives from Customers to reduce interest and other charges which Dealer owes to DFS first, and then principal regardless of Dealer's instructions. DFS may apply principal payments to the oldest (earliest) Obligations or part thereof first. DFS' application of any Customer payment is provisional and subject to review and reapplication until all Obligations to DFS are paid in full.

         13. POWER OF ATTORNEY. Dealer grants to DFS an irrevocable power of attorney with full power at any time in the discretion of DFS to demand, sue for, settle, extend, renew and discharge any sum payable by a Customer in respect of the Receivables assigned to DFS, to execute financing statements, to endorse in DFS' favor any negotiable instrument drawn in Dealer's favor in payment of the Receivables assigned to DFS, to submit insurance claims, to exercise any of Dealer's rights and remedies with respect to the collection of any of the Receivables and to supply any omitted information and correct obvious errors in any documents executed by or for Dealer. The power of attorney is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and by DFS exercising such right, DFS shall not waive any right against Dealer until the Obligations are paid in full. Dealer agrees to execute a separate document, in a form satisfactory to DFS, evidencing the power of attorney granted to DFS herein.

         14. MITIGATION OF LOSS. Dealer will, at DFS' request, take all such steps as DFS may require for the protection of DFS' interests pursuant to this Agreement and mitigation of any loss DFS may suffer.

         15. WAIVERS. Dealer and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages. Any waiver or apparent waiver by Dealer or DFS of any breach of any Obligation or provision contained in this Agreement, or in any amendment, will not be deemed a general waiver or be construed as implying or establishing consent to any subsequent breach.

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         16.     INDEMNIFICATION AND HOLD HARMLESS.  Dealer will at all times defend, indemnify and hold DFS harmless against all actions, proceedings, defenses, claims, demands, losses, damages, or expenses, including legal fees, that DFS may incur in any way in defending or prosecuting, settling, or discontinuing any proceedings, actions, or claims in consequence of or arising in any way out of claims relating to the Receivables or the Goods, whether for breach of contract, failure to deliver Goods or services, rejection of Goods or services for any reason whatsoever, damage, destruction or loss of Goods (partial or total), breach of warranty (express or implied), or claims arising out of purchases, sales, transportation, collections on insurance, care, or custody of such Goods or services sold by Dealer from the time such Goods or services were ordered until the same is finally paid for by a Customer. Dealer will also indemnify DFS against any loss or liability resulting from any acts or omissions of DFS or DFS' agents or employees in connection with the Goods and services, or the sales thereof. DFS will in no way be liable for any damage to or loss of any Goods in Dealer's possession, whatever may be the cause of such damage or loss.

         17. INSPECTION OF BOOKS AND RECORDS. DFS will have the right, but not the obligation, from time to time, to verify that all Receivables have been properly accounted for and this Agreement complied with, and to examine, check and make copies of Dealer's books, records and files. Dealer will immediately upon Dealer's assignment of any Receivables to DFS, make appropriate entries upon Dealer's books disclosing such assignments, and will execute and deliver all papers and instruments and do all things necessary to effectuate this Agreement.

         18. PARTIES. This Agreement will protect and bind DFS' and Dealer's successors and assigns, and also any of DFS' existing or future affiliates that may extend financing accommodations to Dealer.

         19. NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE. TO PROTECT DEALER AND DFS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, ANY STAR ASSIGNMENT AGREEMENTS, AND ANY AGREEMENT FOR WHOLESALE FINANCING BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

         20. SEVERABILITY. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of the Agreement will not be affected.

         21. NOTICES. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to DFS at 655 Maryville Centre Drive, St. Louis, Missouri 63141-5832, Attention: General Counsel; and

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(b) to Dealer at the address specified in Section 8 herein, or such other address as the parties may hereafter specify in writing.

         22. TERMINATION. Time is important in this Agreement. This Agreement will be effective from the date of its acceptance at DFS' branch office. Dealer acknowledges receipt of a true copy and waives formal acceptance of it. If DFS advances funds under this Agreement, DFS will have accepted it whether DFS has signed it or not. It will be in force until Dealer or DFS gives notice to the other that it is terminated. Upon termination, all Dealer's Obligations to DFS will be immediately due and payable, even if they are not yet due under their terms. If terminated, Dealer will not be relieved from any Obligation arising out of DFS' advances or commitments made before the effective date of termination. DFS' rights under this Agreement and DFS' security interest in Dealer's present and future assets will not be affected until Dealer's debts to DFS are paid in full.

         23. SECTION TITLES. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.

         24.     BINDING ARBITRATION.

         24.1. ARBITRABLE CLAIMS. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between DFS and Dealer; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer or director of a DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Dealer; and/or (d) any other relationship, transaction or dealing between DFS and Dealer (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

         24.2. ADMINISTRATIVE BODY. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American Arbitration

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                 Association ("AAA").  If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five
                 (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

         24.3. DISCOVERY. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statement setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents-or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party,
                 (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

         24.4. EXEMPLARY OR PUNITIVE DAMAGES. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

         24.5. CONFIDENTIALITY OF AWARDS. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal


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                 Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended
                 ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

         24.6. PREJUDGMENT AND PROVISIONAL REMEDIES. Nothing herein will be construed to prevent DFS' or Dealer's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Dealer's right to compel arbitration of any Dispute.

         24.7. ATTORNEYS' FEES. If either Dealer or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in SECTION 24.6), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Dealer sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Dealer will pay all costs and expenses (including attorneys' fees) incurred by DFS in the course of defending such action or proceeding.

         24.8.   LIMITATIONS.  Any arbitration proceeding must be instituted:
                 (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other dispute, within two
                 (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

         24.9. Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

         25. INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALER AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.
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         26.     GOVERNING LAW.  Dealer acknowledges and agrees that this and all other agreements between Dealer and DFS have been substantially negotiated, and will be substantially performed, in the state of Maryland. Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

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

         THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.
                                       DATED:    SEPTEMBER 17,  , 1996

                                  SYLVEST MANAGEMENT SYSTEMS CORPORATION
                                  --------------------------------------
                                            (Dealer)

ATTEST:
    [SEAL]
                             By:       /s/WILLIAM STRANG
                                ----------------------------------------
                             Print Name:    WILLIAM STRANG
                                        --------------------------------
/s/ WILLIAM STRANG           Title:         EXECUTIVE VICE PRESIDENT
---------------------               -------------------------------------
(Assistant) Secretary


                             DEUTSCHE FINANCIAL SERVICES CORPORATION

                             By:
                                ----------------------------------------
                             Print Name:
                                        --------------------------------
                             Title:
                                   -------------------------------------

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